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                                                                   Exhibit 10.33


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NORWEST BANK IOWA,                                                REVOLVING NOTE
NATIONAL ASSOCIATION
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$1,500,000.00                                                December 23, 1999

FOR VALUE RECEIVED, Patient Infosystems, Inc. (the "Borrower") promises to pay to the order of Norwest Bank Iowa, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND 001100 DOLLARS ($1,500,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing on the unpaid balance at the annual interest rate defined below. Absent manifest error the Bank's records will be conclusive evidence of the principal and accrued interest owing hereunder.

This Revolving Note is issued pursuant to a Credit Agreement of even date herewith between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions thereto, contain additional terms and conditions including default and acceleration provisions. The terms of the Agreement are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement.

INTEREST RATE

BASE RATE OPTION. Unless the Borrower chooses the LIBOR Rate Option as defined below, the principal balance outstanding under this Revolving Note will bear interest at an annual rate equal to the Base Rate, floating (the "Base Rate Option"). The Base Rate is the "base" or " prime" rate of interest established by the Bank from time to time at its principal office in Des Moines, Iowa.

LIBOR RATE OPTION. Subject to the terms and conditions of the Agreement the Borrower may elect that all or portions of the principal balance of this Revolving Note bear interest at the LIBOR Rate plus 1.75% (the "LIBOR Rate Option"). Specific reference is made to the Section 3 of the Agreement for terms governing the designation of interest periods and rate portions.

The LIBOR Rate will be computed in accordance with the following formula.

         LIBOR Rate = London Interbank Rate
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                      1.00- Reserve Percentage

         Where,

         (1) "London Interbank Rate" means the average rate at which U.S. Dollar deposits with a term equal to the applicable LIBOR Interest Period and in an amount equal to the LIBOR Rate Portion are offered to the Bank on the London Interbank Market.

         (2) "Reserve Percentage" means the Federal Reserve System requirement (expressed as a percentage) applicable to the dollar deposits used in calculating the LIBOR Rate above.

REPAYMENT TERMS

INTEREST. Interest will be payable on the last day of each month, beginning January 31, 2000. Interest accruing under the LIBOR Rate Option will be payable at the end of the respective LIBOR Interest Period or the last day of each month, whichever is earlier.

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PRINCIPAL. Principal, and any unpaid interest, will be payable in a single payment due on March 31,2001.

PREPAYMENT FEE. Each prepayment of principal amounts bearing interest under the LIBOR Rate Option, whether voluntary or by reason of acceleration, will be accompanied by accrued interest on the amount prepaid plus a prepayment fee equal to the amount, if any, by which:

         (1) the additional interest that would have been payable on the amount prepaid if it had not been paid until the last day of the applicable interest period, exceeds

         (2) the interest that would have been recoverable by the Bank by reinvesting the amount prepaid from the prepayment date to the last day of the applicable interest period in U.S. Government Securities having a maturity date on or about that date.

ADDITIONAL TERMS AND CONDITIONS. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank in the event this Revolving Note is not duly paid. Demand, presentment, protest and notice of nonpayment and dishonor of this Revolving Note are expressly waived. This Revolving Note will be governed by the substantive laws of the State of Iowa.

PATIENT INFOSYSTEMS, INC.


By:  /s/ Donald A. Carberg
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Its: President & CEO
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